Exhibit 1

NXP and Freescale Shareholders Meetings Approve Merger

NXP Shareholders Meeting appoint Gregory L. Summe and Peter Smitham as non-executive directors of NXP

EINDHOVEN, Netherlands and AUSTIN, Texas – July 2, 2015 – Today, NXP Semiconductors N.V. (“NXP”) (NASDAQ: NXPI) held an Extraordinary General Meeting of Shareholders (Special Meeting) and Freescale Semiconductor (NYSE:FSL) held a Special General Meeting on NXP’s acquisition of Freescale. Both NXP’s Special Meeting and Freescale’s Special General Meeting approved the merger proposal with over 99% of the votes cast in favor of the merger. The NXP Special Meeting also appointed Gregory L. Summe and Peter Smitham as non-executive directors of NXP, effective as of the closing of the merger.

“We welcome the decisions to approve the merger proposal with such an overwhelming majority. The combination of NXP and Freescale creates an industry powerhouse focused on the high-growth opportunities in the Smarter World. We fully expect to continue to significantly out-grow the overall market, drive world-class profitability and generate even more cash, which taken together will maximize value for both Freescale and NXP shareholders,” said Rick Clemmer, Chief Executive Officer of NXP.

Completion of the merger remains subject to obtaining antitrust and other regulatory approvals in certain jurisdictions, and other customary closing conditions. NXP and Freescale continue to expect the merger to close in the second half of calendar year 2015.

No Offer or Solicitation

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between NXP and Freescale.

Important Information For Investors and Shareholders

In connection with this proposed business combination, NXP has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 that includes a definitive joint proxy statement of NXP and Freescale that also constitutes a definitive prospectus of NXP. The registration statement was declared effective by the SEC on June 1, 2015. Each of NXP and Freescale may file with the SEC other documents in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NXP AND FREESCALE ARE URGED TO READ THE

JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT ARE FILED OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. The definitive joint proxy statement/prospectus was delivered to shareholders of NXP and Freescale on or about June 2, 2015. Investors and security holders are able to obtain free copies of the definitive joint proxy statement/prospectus and other documents filed with the SEC by NXP and/or Freescale through the internet website maintained by the SEC at http://www.sec.gov. Copies of the definitive joint proxy statement/prospectus and the other documents filed with the SEC by NXP are also available free of charge on NXP’s Investor Relations internet website at http://www.nxp.com/investor or by contacting NXP’s Investor Relations Contact by phone at 1-408-518-5411. Copies of the definitive joint proxy statement/prospectus and the other documents filed with the SEC by Freescale are available free of charge on Freescale’s Investor Relations internet website at http://investors.freescale.com or by writing to Freescale Semiconductor, Ltd., c/o Freescale Semiconductor, Inc., 6500 William Cannon Drive West, Austin, Texas 78735, Attention: Investor Relations or by phone at 1-512-895-2454.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between NXP and Freescale are “forward-looking” statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. These forward-looking statements, which are subject to numerous factors, risks and uncertainties about NXP and Freescale, may include projections of their respective future business, strategies, financial condition, results of operations and market data. These statements are only predictions based on current expectations and projections about future events. There are important factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected, including the risk factors set forth in the definitive joint proxy statement/prospectus, NXP’s most recent Form 20-F and Freescale’s most recent reports on Form 10-K, Form 10-Q and other documents on file with the SEC and the factors given below:

•	the failure to consummate or delay in consummating the proposed transaction;

•	the timing to consummate the proposed transaction;

•	the risk that a condition to closing of the proposed transaction may not be satisfied;

•	the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;

•	NXP’s and Freescale’s ability to achieve the synergies and value creation contemplated by the proposed transaction;

•	the ability of either NXP or Freescale to effectively integrate their businesses; and

•	the diversion of management time on transaction-related issues.

Freescale’s and NXP’s forward-looking statements are based on assumptions that may not prove to be accurate. Neither Freescale nor NXP can guarantee future results, level of activity, performance or achievements. Moreover, neither Freescale nor NXP assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Freescale and NXP assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) creates solutions that enable secure connections for a smarter world. Building on its expertise in High Performance Mixed Signal electronics, NXP is driving innovation in the areas of connected cars, security, portables & wearables, and the Internet of Things. NXP has operations in more than 25 countries. www.nxp.com

About Freescale Semiconductor

Freescale Semiconductor (NYSE:FSL) enables secure, embedded processing solutions for the Internet of Tomorrow. Freescale’s solutions drive a more innovative and connected world, simplifying our lives and making us safer. While serving the world’s largest companies, Freescale is also committed to supporting science, technology, engineering and math (STEM) education, enabling the next generation of innovators. www.freescale.com.

For further information, please contact:

Investors:

Jeff Palmer

jeff.palmer@nxp.com

+1 408 518 5411

Mitch Haws

mitch.haws@freescale.com

+1 512 895 2454

Media:

Joon Knapen

joon.knapen@nxp.com

+49 151 257 43 299

Jacey Zuniga

jacey.zuniga@freescale.com

+1 512 895 7398